Exhibit 10.2

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of April 1, 2019 (the “Effective Date”), by and between Bloomin’ Brands, Inc., a Delaware corporation (the “Company”), and Elizabeth A. Smith (the “Executive”).
WHEREAS, the Executive is currently employed by the Company as the Chairman and Chief Executive Officer of the Company and is party to that certain Amended and Restated Employment Agreement with the Company, dated September 4, 2012 (the “Existing Agreement”);
WHEREAS, the Executive will cease serving as Chief Executive Officer of the Company and the Company will appoint the Executive as Executive Chairman of the Company, effective as of the Effective Date;
WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the amended and restated terms and conditions of the Executive’s continued employment with the Company.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree that the Existing Agreement is hereby amended and restated in its entirety as follows:
1.    Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment as the Company’s Executive Chairman.
2.    Term. Subject to earlier termination as hereinafter provided, the Executive’s employment shall be for an initial term commencing on the Effective Date and expiring on April 1, 2021. Commencing on April 1, 2021 and on each succeeding April 1 thereafter (each such anniversary date shall hereinafter be referred to as the “Renewal Date”), unless previously terminated, the term of this Agreement shall be automatically extended for one additional year, unless at least sixty (60) days prior to any Renewal Date, the Company or the Executive shall give notice to the other party that this Agreement and the Executive’s employment hereunder shall not be so extended. The term of this Agreement as from time to time extended or renewed is hereafter referred to as “the term of this Agreement” or “the term hereof.”
3.    Capacity and Performance.
(a)    During the term hereof, the Executive shall serve as Executive Chairman of the Company. During the term hereof, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed, if applicable), the Company agrees to propose to the stockholders of the Company at each annual meeting occurring during the term hereof at which the Executive’s term would end the election or re-election, as applicable, of the Executive as a member of the Board of Directors of the Company (the “Board”) and the Executive shall so serve if elected or re-elected; provided, however, that if the Executive’s employment with the Company terminates for any reason, Executive’s membership on the Board shall also terminate through her resignation, unless otherwise agreed in writing by the Company and the Executive. In no event shall the failure of the Company’s stockholders to elect Executive to the Board constitute “Good Reason” for purposes of this Agreement.
(b)    During the term hereof, the Executive shall be employed by the Company and shall diligently, competently and faithfully perform all of the duties and functions (A) of the Chairman of the Board set forth in the Company’s Third Amended and Restated Bylaws, as they may be amended from time to time (the “Bylaws”), and (B) customarily associated with or assigned to the Executive by the Board commensurate with the position of Executive Chairman, including without limitation, leadership of the Board, providing support to the Chief Executive Officer and other members of management and supporting stockholder, vendor, customer, partner and community engagement. During the term hereof, the Executive’s services shall be performed primarily at the Company’s office located in Tampa, Florida, subject to travel requirements in connection with the Executive’s duties under this Agreement, and shall be of such frequency and duration so as to not result in a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the lawfully promulgated Treasury regulations thereunder (“Section 409A”). To this end, the Executive and the Company reasonably anticipate that the bona fide services to be performed hereunder shall not at any time permanently decrease to an average level of bona fide services which is less than twenty percent (20%) of the average level of bona fide services performed by the Executive over the immediately preceding thirty-six (36) month period.
(c)    During the term hereof, the Executive shall devote sufficient business time and efforts to the discharge of her duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing; provided, however, that the Executive may without advance consent participate in charitable activities and personal investment activities, provided that such activities do not, individually or in the aggregate, interfere with the performance of Executive’s duties under this Agreement and are not in conflict with the business interests of the Company or its Affiliates or otherwise violative of Sections 7, 8 or 9 of this Agreement. Notwithstanding the foregoing, the restrictions set forth in this paragraph shall not apply to any position held by the Executive and listed on Exhibit A attached hereto.
(d)    The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with such policies and practices, this Agreement shall control.
4.    Compensation and Benefits. As compensation for all services performed by the Executive hereunder during the term hereof, and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:
(a)    Base Salary. During the term of this Agreement, the Company shall pay the Executive an annualized base salary of Seven Hundred Fifty Thousand Dollars ($750,000), subject to annual review for increase, but not decrease, in the discretion of the Board or the Compensation

Committee of the Board (the “Compensation Committee”), payable in accordance with the normal payroll practices of the Company for its executives (“Base Salary”).
(b)    Annual Bonus Compensation. For each calendar year completed during the term hereof, the Executive shall be entitled to receive an annual bonus (the “Annual Bonus”) on the following terms and conditions. The Annual Bonus shall be determined under, and subject to, the terms of the Company’s annual bonus plan or program for its executives generally, as in effect from time to time (the “Bonus Plan”). The Executive’s target Annual Bonus (“Target Bonus”) shall be equal to one hundred thirty percent (130%) of the Base Salary, provided, however, that for fiscal year 2019, the applicable Target Bonus shall be pro-rated so that it may be earned at a rate equal to up to (i) one hundred fifty percent (150%) of the Executive’s base salary at the rate in effect immediately prior to the Effective Date for the first quarter of the year and (ii) one hundred thirty percent (130%) of the Base Salary in effect as of the Effective Date for the remaining three quarters of the year, with the actual amount of the Annual Bonus earned and payable, if any, in any year to be based on the attainment of performance goals and determined by the Board or the Compensation Committee. Any bonus due to the Executive hereunder shall be paid in the time and manner set forth in the Bonus Plan.
(c)    Equity-Based Compensation. The Executive holds certain equity awards that were granted by the Company prior to the Effective Date. Such equity awards, in addition to the equity awards granted on or after the date hereof, shall continue to be governed by their respective terms. In connection with the Executive being appointed as Executive Chairman of the Company, on the Effective Date (the “Grant Date”) the Company will grant to the Executive a one-time equity award under its 2016 Omnibus Incentive Compensation Plan (or successor plan, the “Plan”) and the award agreements thereunder having a fair market value at the time of grant of Four Million One Hundred Twenty-Five Thousand Dollars ($4,125,000) (the “Transition Award”) consisting of: (A) Fifty percent (50%) in the form of restricted stock units (“RSUs”) vesting as to fifty percent (50%) on each anniversary of the Grant Date; and (B) Fifty percent (50%) in the form of stock options vesting as to fifty percent (50%) on each anniversary of the Grant Date. All equity awards shall be subject to the receipt of any required stockholder, Board or Compensation Committee approvals, the terms of the Company’s equity incentive plan as then in effect and the award agreement evidencing such award.
(d)    Vacations. During the term hereof, the Executive shall be entitled to four (4) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.
(e)    Other Benefits. During the term hereof and subject to any contribution therefor generally required of employees of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for senior executive officers of the Company, except to the extent such plans are in a category of benefit otherwise provided to the Executive (e.g., a severance pay plan). Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan (the “Employee Benefit Plans”). The Company may prospectively alter, modify, add to or terminate its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.
(f)    Business Expenses. The Company shall pay or reimburse the Executive for reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of her duties and responsibilities hereunder, subject to applicable Company policies and such reasonable substantiation and documentation as may be specified by the Board or Company policy from time to time. Any reimbursement provided for under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A, shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit. The Company shall reimburse the Executive for her reasonable legal fees incurred in respect of the negotiation and preparation of this Agreement, up to a maximum of $25,000, subject to the presentation of appropriate documentation.
5.    Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate under the following circumstances:
(a)    Death. In the event of the Executive’s death during the term hereof, the date of death shall be the date of termination, and the Company shall pay or provide to the Executive’s Designated Beneficiary: (i) any Base Salary earned but not paid through the date of termination, (ii) any amounts accrued and payable under any Employee Benefit Plan, each pursuant to Section 4(e) above, and (iii) any business expenses incurred by the Executive but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within forty-five (45) days following termination, that such expenses are reimbursable under Company policy, and that any such expenses subject to the penultimate sentence of Section 4(f) shall be paid not later than the deadline specified therein (all of the foregoing, payable subject to the timing limitations described herein, “Final Compensation”). In addition, (A) subject to the timing rules of Section 4(b) above, the Company shall pay to the Executive’s Designated Beneficiary any Annual Bonus earned for the fiscal year preceding that in which termination occurs, but unpaid on the date of termination (the “Unpaid Bonus”), (B) the Company shall pay to the Executive’s Designated Beneficiary a pro-rata Annual Bonus for the year in which such termination of employment occurs, calculated by multiplying the Target Bonus by a fraction, the numerator of which is the number of days the Executive was employed during such year and the denominator of which is 365 (the “Pro-Rata Bonus”) and (C) in accordance with the terms of the award agreements entered into in connection with the Transition Award, any unvested portion of the Transition Award, determined as of the effective date of such termination of employment (the “Termination Date”), will vest pro rata as of the Termination Date, such that the total cumulative vested portion of each component (i.e. RSUs and stock options) on the Termination Date shall equal the total awards granted in the applicable component multiplied by a fraction, the numerator of which is the number of days that have elapsed between the Grant Date and the Termination Date and the denominator of which is 731 (the “Pro Rata Transition Award”).

Other than for the Final Compensation, the Pro-Rata Bonus and the Pro Rata Transition Award, the Company shall have no further obligation to the Executive hereunder upon a termination due to her death and all other equity awards previously granted to Executive that are still outstanding but unvested shall be forfeited, except to the extent otherwise provided in the applicable award agreement. Final Compensation, the Unpaid Bonus and the Pro-Rata Bonus shall be paid to the Executive’s Designated Beneficiary within sixty (60) days following the date of death.

(b)    Disability.
(i)    The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during her employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of her duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation of essential job duties) for one hundred eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days (“Disability”). A termination on account of Disability shall be treated in the same manner as a termination due to the Executive’s death, provided that references to Designated Beneficiary shall refer to the Executive or her personal representative, as applicable.
(ii)    If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to render the Executive unable to perform substantially all of her duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company and reasonably acceptable to the Executive, to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company's determination of the issue shall be binding on the Executive.
(c)    By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following shall constitute Cause for termination:
(i)    the Executive’s willful failure to perform, or gross negligence in the performance of, the Executive’s duties and responsibilities to the Company or its Affiliates (other than any such failure from incapacity due to physical or mental illness), which failure or neglect, if susceptible to cure, remains uncured fifteen (15) business days after written notice from the Company specifying in reasonable detail the nature of such failure;
(ii)    the Executive’s indictment or conviction of or plea of guilty or nolo contendere to (A) a felony or (B) a crime involving moral turpitude;
(iii)    the Executive’s engaging in illegal misconduct or gross misconduct that is intentionally harmful to the Company or its Affiliates;

(iv)    any material and knowing violation by the Executive of any covenant or restriction contained in this Agreement or any other agreement entered into with the Company or any of its Affiliates; or

(v)    any material violation of any current or future published policy of the Employer or its Affiliates (including, but not limited to, the Employer’s discrimination and harassment policy, responsible alcohol policy, insider trading policy and security policy).

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for Final Compensation, and all equity awards previously granted to the Executive shall be forfeited as provided in the applicable award agreement. Final Compensation shall be paid to the Executive within sixty (60) days following the date of termination of employment.

(d)    By the Company Other Than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, (i) the Executive shall be entitled to Final Compensation and the Unpaid Bonus, (ii) the Company shall pay the Executive an amount (the “Severance Amount”) equal to the sum of (x) twenty-four (24) months of the Base Salary at the rate in effect on the date of termination plus (y) the Pro Rata Bonus for the year of termination, (iii) in accordance with the terms of the award agreements entered into in connection with the Transition Award, the Executive will receive the Pro Rata Transition Award, and (iv) all other equity awards previously granted to the Executive that are still outstanding but unvested shall be forfeited as provided in the applicable award agreement. The Severance Amount shall be paid to the Executive in a lump sum as further provided for below. Any obligation of the Company to the Executive under this Section 5 (including in the event of a termination of employment due to death or Disability), other than for Final Compensation, is conditioned on (A) the Executive, or the Executive’s Designated Beneficiary, signing and returning to the Company (without revoking) a timely and effective release of claims in the form attached hereto as Exhibit B, by the deadline specified therein, which in all events shall be no later than the forty fifth (45th) calendar day following the date of termination (any such release submitted by such deadline, the “Release of Claims”), (B) the Executive not engaging in an intentional or materially harmful violation of Section 7, 8 or 9(b) of this Agreement, and (C) the Executive’s continued compliance with the covenants contained in Section 9(a) of this Agreement (subsections (B) and (C) collectively, the “Compliance Condition”). The Severance Amount, Final Compensation and the Unpaid Bonus shall be paid to the Executive within sixty (60) days following the date of termination of employment.

(e)    By the Executive for Good Reason. The Executive may terminate her employment hereunder for Good Reason (A) by providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than thirty (30) days following the date Executive first becomes aware of the occurrence of that condition, or in the case of a series of events resulting in a material diminution in the nature or scope of the Executive’s duties, authority or responsibilities, thirty (30) days following the date Executive first becomes aware of the last such event; provided, however, that in order to claim that an event, taken together with another event or events, constitutes Good Reason hereunder the Executive must have given notice to a member of the Board of such event at the time she first becomes aware of its occurrence; (B) by providing the Company a period of thirty (30) days to remedy the condition and (C) by terminating her employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition. The following, occurring without the Executive’s consent, shall constitute “Good Reason” for termination by the Executive:
(i)    material diminution in the nature or scope of the Executive’s duties, authority or responsibilities, including without limitation the failure of the Company to propose to the stockholders of the Company at each annual meeting occurring during the term hereof at which the Executive’s term ends the election or re-election, as applicable, of the Executive as a member of the Board; provided, however, that the following shall not constitute Good Reason: (A) the Executive’s no longer serving as Chairman of the Board; (B) the Executive’s ceasing to be a member of the Board as a result of a merger of the Company into an Affiliate or any other similar transaction, so long as the Executive remains on the board of directors of the surviving entity, or (C) any sale or transfer of equity or assets of the Company or an Affiliate so long as the Executive remains Executive Chairman of the Company (or any successor to the Company) following such transaction, provided that a sale or other transfer, in one or a series of related transactions, of a majority of the assets of the Company other than to an entity controlled by the Company shall constitute Good Reason, but only if the conditions set forth above in this subsection (i) are also satisfied;
(ii)    a reduction in the Base Salary or Target Bonus as set forth in Section 4(b) hereof;
(iii)    the Company requiring the Executive to be based at a location in excess of fifty (50) miles from the location of the Company’s principal executive offices in Tampa, Florida as of the effective date of this Agreement; or
(iv)    a material breach by the Company of its obligations under this Agreement.
A termination of employment by the Executive under this Section 5(e) shall be treated as a termination by the Company other than for Cause under Section 5(d) above; provided that the Executive satisfies all conditions to such entitlement as set forth in Section 5(d), including, without limitation, the signing of an effective Release of Claims.
(f)    By the Executive Without Good Reason. The Executive may terminate her employment hereunder at any time upon sixty (60) days’ prior written notice to the Company. In the event of termination of the Executive’s employment pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive her Base Salary for the notice period (or for any remaining portion of the period). The Company shall also pay the Executive the Final Compensation in a lump sum within sixty (60) days following the date of the termination of employment. All equity awards previously granted to the Executive that are still outstanding but unvested shall be forfeited as provided in the applicable award agreement. A termination of the Executive’s employment that occurs by reason of the Executive’s notice to the Company of non-renewal of the term of this Agreement under Section 2 hereof will be treated as a termination by the Executive without Good Reason.

(g)    By the Executive Due to Retirement. The Executive may terminate her employment hereunder on the basis of her retirement upon sixty (60) days’ prior written notice to the Company. In addition, a termination of the Executive’s employment that occurs on the last day of the term of this Agreement following the Company’s notice to the Executive of non-renewal of the term hereof under Section 2 hereof shall be treated as retirement. In the event of termination of the Executive’s employment pursuant to retirement, the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive her Base Salary for the notice period (or for any remaining portion of the period). The Company shall also pay the Executive the Final Compensation and the Unpaid Bonus in a lump sum within sixty (60) days following the date of retirement. In addition, in accordance with the terms of the award agreements entered into in connection with the Transition Award, the Executive will receive the Pro Rata Transition Award and all other equity awards previously granted to the Executive that are still outstanding but unvested shall be forfeited as provided in the applicable award agreement.
(h)    Timing of Payments and Section 409A.
(i)    Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A.
(ii)    For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).
(iii)    Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.
(i)    Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Affiliates following the termination of this Agreement, then such employment shall be at will.
(j)    Exclusive Right to Severance. The Executive’s right to severance payments and benefits upon termination of employment shall be as expressly set forth in this Agreement. In no event shall the Executive participate in, or receive benefits under, any other plan, program or policy of the Company providing for severance or termination pay or benefits, except for any right of the Executive to continue medical and dental plan participation in accordance with applicable law.

6.    Effect of Termination. The provisions of this Section 6 shall apply to any termination of the Executive’s employment under this Agreement.
(a)    Subject to the other provisions of this Section 6, payment by the Company of any Final Compensation and the amounts provided for under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive hereunder.
(b)    Except for any right of the Executive to continue medical and dental plan participation in accordance with applicable law, the Executive’s participation in all Employee Benefit Plans shall be determined pursuant to the terms of the applicable plan documents based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to or on behalf of the Executive following such date of termination. The Executive shall be entitled to retain any then vested benefits under the Employee Benefit Plans in accordance with the terms of such plans.
(c)    In addition to the provisions of Section 5 of this Agreement, upon any termination of employment, any then outstanding options to purchase Company common stock or other equity-based awards held by the Executive shall otherwise be governed by their respective terms that are not inconsistent with the terms hereof.
(d)    Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary or desirable fully to accomplish the purposes of other surviving provisions, including without limitation, the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to provide severance pay or benefits hereunder is expressly conditioned upon the Executive’s continued compliance with the Compliance Condition.
7.    Confidential Information.
(a)    The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of her employment or service on the Board. The Executive agrees that all Confidential Information which the Executive creates or to which she has access or learns as a result of her employment or other associations with the Company or its Affiliates is and shall remain the sole and exclusive property of the Company or its Affiliates, as applicable. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never disclose to any Person (except as required by applicable law or in connection with the good faith performance of her duties and responsibilities to the Company and its Affiliates), or use for her own benefit or gain or the benefit or gain of any third party, any Confidential Information obtained by the Executive incident to her employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after her employment and/or Board service terminates, regardless of the reason for such termination. Further, the Executive agrees to furnish prompt notice, if legally permitted to do so, to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and agrees to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure. The confidentiality obligation under this Section 7 shall not apply to information which becomes generally known through no breach of this Agreement on the part of the Executive.
(b)    All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates, including, without limitation, recipes, product specifications, training materials, employee selection and testing materials, marketing and advertising materials, special event, charitable and community activity materials, customer correspondence, internal memoranda, products and designs, sales information, project files, price lists, customer and vendor lists, prospectus reports, customer or vendor information, sales literature, territory printouts, call books, notebooks, textbooks and all other like information or products, and any copies or derivatives (including without limitation electronic), in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. Except in connection with the good faith performance of the Executive’s regular duties for the Company or as expressly authorized in writing in advance by the Company, the Executive will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of the Company. The Executive shall safeguard all Documents in her possession and shall surrender to the Company at the time her employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents and other property of the Company or any of its Affiliates then in the Executive’s possession or control.
8.    Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates in connection with or related to the performance of her services hereunder shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.
9.    Restricted Activities. The Executive acknowledges that her access to and/or development of trade secrets, Confidential Information and goodwill on behalf of the Company and its Affiliates during the course of employment, as well as the provision of extraordinary or specialized training by the Company and its Affiliates, would give her an unfair competitive advantage were she to leave employment and begin competing with the Company or any of its Affiliates, and that she is being granted access to training, trade secrets, Confidential Information, and goodwill in reliance on her agreements hereunder. Accordingly, the Executive agrees that the restrictions set forth herein are necessary to protect the goodwill, trade secrets, Confidential Information and other legitimate interests of the Company and its Affiliates:
(a)    While the Executive is employed by the Company and for a period of twenty-four (24) months after her employment terminates for any reason hereunder (the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, co-venturer or otherwise, engage in or own or hold any ownership interest in or assist any person or entity engaged in or work for or provide services to, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, any full service restaurant business (including, but not limited to, any restaurant business generally considered to be in the casual dining or polished casual dining business) that is located or intended to be located anywhere within a state (if inside the United States of America) or a country (if outside the United States of America) in which is located any restaurant owned or operated by the Company or any of its Affiliates, or any proposed full service restaurant (including, but not limited to, any restaurant generally considered to be in the casual dining or polished casual dining business) to be owned or operated by any of the foregoing or undertake any planning for any such business (collectively, the “Business”). The Executive acknowledges that the foregoing restricted businesses compete with the Company. For the purposes of this Section 9, full service restaurants (including, but not limited to, any restaurant business generally considered to be in the casual dining or polished casual dining business) owned or operated by the Company or any of its Affiliates shall include any entity in which the Company or any of its Affiliates has an interest, including, but not limited to, an interest as a franchisor. The term “proposed full service restaurant” shall include all locations for which the Company or any of its franchisees or Affiliates is conducting active, bona fide negotiations to secure a fee or leasehold interest with the intention of establishing a full service restaurant (including, but not limited to, any restaurant generally considered to be in the casual dining or polished casual dining business) thereon. The foregoing, however, shall not prevent (i) the Executive’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company, or (ii) the Executive from working for or providing services to any entity if such entity, together with its affiliates, derives less than five percent (5%) of consolidated gross revenues from the Business and the Executive’s responsibilities do not primarily involve the conduct of the Business by such entity.
(b)    The Executive agrees that during her employment and during the Non-Competition Period, the Executive will not, and will not assist any other Person to, (i) hire, offer employment to or solicit for hiring any employee of the Company or any of its franchises or Affiliates or seek to persuade any employee of the Company or any of its franchises or Affiliates to discontinue employment or (ii) solicit or encourage any independent contractor providing services to the Company or any of its franchisees or Affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” or “independent contractor” of the Company or any of its Affiliates is any person who was such at any time within the preceding two years.
10.    Notification Requirement. Until forty-five (45) days after the conclusion of the Non-Competition Period, the Executive shall give notice to the Company of each new business activity she plans to undertake related to or involving the Business, at least thirty (30) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive's business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive's continued compliance with her obligations under Sections 7, 8 and 9 hereof.
11.    Enforcement of Covenants. The Executive acknowledges that she has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon her pursuant to Sections 7, 8 and 9 hereof. The Executive agrees that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent her from obtaining other suitable employment during the period in which the Executive is bound by these restraints. The Executive further acknowledges that, were she to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. Without limiting the generality of the foregoing, the Executive further agrees that, in the event of her failure to comply with the Compliance Condition, the Company shall have the immediate right to cease making any severance payments under Section 5(d) or (e) of this Agreement, shall have the right to require the Executive to repay any severance payments that had been paid to her prior to the date of such breach (only with respect to a breach of Section 9 or Section 7 hereof), and shall terminate any outstanding equity awards that have been awarded to her by the Company, notwithstanding anything to the contrary in any applicable grant document, stock option plan or any other applicable agreement or plan. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The Executive agrees that the Non-Competition Period shall be tolled, and shall not run, during any period of time in which she is in violation of the terms thereof, in order that the Company and its Affiliates shall have all of the agreed-upon temporal protection recited herein. No breach of any provision of this Agreement by the Company, or any other claimed breach of contract or violation of law, or change in the nature or scope of the Executive’s employment relationship with the Company, shall operate to extinguish the Executive’s obligation to comply with Sections 7, 8 and 9 hereof.
12.    Indemnification. The Company shall indemnify the Executive and provide the Executive with advancement of expenses to the fullest extent permitted by applicable law. The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of her employment with the Company.
13.    Executive’s Additional Representations. The Executive hereby represents and warrants to the Company that the Executive (i) is not subject to any noncompetition agreement affecting the Executive’s employment with the Company or its Affiliates (other than any prior agreement with the Company), (ii) is not subject to any confidentiality or nonuse/nondisclosure agreement affecting the Executive’s employment with the Company or its Affiliates (other than any prior agreement with the Company) and (iii) will not use for the benefit of the Company or its Affiliates any trade secrets, confidential business information, documents or other personal property of a prior employer.
14.    Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 14 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a)    “Affiliates” means all persons and entities directly or indirectly controlled by the Company.
(b)    “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by the public, including but not limited to others with whom they compete or do business, or with whom they plan to compete or do business and any and all non-public information, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iii) the identity and special needs of the customers of the Company and its Affiliates, (iv) trade and industrial practices, trade secrets, recipes, product specifications, restaurant operating techniques and procedures, marketing techniques and procedures and vendors, and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to others or which was received by the Company or any of its Affiliates, and is being held, with any understanding, express or implied, that it will not be disclosed.
(c)    “Designated Beneficiary” shall mean the beneficiary or beneficiaries designated by the Executive to the Company from time to time by written notice hereunder, and if no such designation is made, the Executive’s estate or personal representative.
(d)    “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, recipes, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment and during the period of six (6) months immediately following termination of her employment that relate to either the Business or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.
(e)    “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.
15.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
16.    Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement, without the consent of the Executive, to an Affiliate (that will manage the assets and carry on the historic business of the Company following such assignment) or a successor that expressly assumes and agrees in writing to perform this Agreement in the same manner and to the same extent as the Company, including in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other Person, or transfer all or substantially all of its properties, stock, or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
17.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The declaration by a court of competent jurisdiction that Sections 7, 8 or 9 hereof, or any portions thereof, are illegal or unenforceable shall have no effect on the Company’s rights under Section 11 hereof to cease making any severance payments in the event of the Executive’s failure to comply with the Compliance Condition.
18.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
19.    Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at her last known address on the books of the Company, with a copy to Stephan G. Bachelder, Preti Flaherty Beliveau & Pachios LLP, One City Center, P.O. Box 9546, Portland, Maine 04112-9546 or, in the case of the Company, at its principal place of business, attention of the Corporate Secretary of the Company, with a copy to Baker & Hostetler LLC, 127 Public Square, Suite 2100, Cleveland, Ohio 44145, Attention: John M. Gherlein and Janet A. Spreen or to such other address as either party may specify by notice to the other actually received.
20.    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment with the Company, including, but not limited to the Existing Agreement. However, this Agreement does not supersede or otherwise affect (a) the Kangaroo Holdings, Inc. 2007 Equity Incentive Plan, (b) the Kangaroo Holdings, Inc. Option Agreement, dated November 16, 2009, as amended, (c) the Kangaroo Holdings, Inc. Option Agreement, dated September 9, 2011, (d) the Company’s 2012 Incentive Award Plan and award agreements thereunder, or (e) the Plan and award agreements thereunder. As of the Effective Date, the Existing Agreement shall be of no further force or effect.
21.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.
22.    Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

23.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
24.    Governing Law. This is a Florida contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Florida, without regard to the conflict of laws principles thereof. In the event of any alleged breach or threatened breach of this Agreement, the Executive hereby consents and submits to the jurisdiction of the federal and state courts in and of the State of Florida.
25.    Cooperation. The Executive shall cooperate fully with all reasonable requests for information and participation by the Company, its agents or its attorneys at the Company’s expense in prosecuting or defending claims, suits and disputes brought on behalf of or against the Company and in which Executive is involved or about which Executive has knowledge.
26.    WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT KNOW AND UNDERSTAND THAT THEY HAVE A CONSTITUTIONAL RIGHT TO A JURY TRIAL. THE PARTIES ACKNOWLEDGE THAT ANY DISPUTE OR CONTROVERSY THAT MAY ARISE OUT OF THIS AGREEMENT WILL INVOLVE COMPLICATED AND DIFFICULT FACTUAL AND LEGAL ISSUES.
THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED−FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
THE PARTIES INTEND THAT THIS WAIVER OF THE RIGHT TO A JURY TRIAL BE AS BROAD AS POSSIBLE. BY THEIR SIGNATURES BELOW, THE PARTIES PROMISE, WARRANT AND REPRESENT THAT THEY WILL NOT PLEAD FOR, REQUEST OR OTHERWISE SEEK TO HAVE A JURY TO RESOLVE ANY AND ALL DISPUTES THAT MAY ARISE BY, BETWEEN OR AMONG THEM.

IN WITNESS WHEREOF, this parties have executed this Amendment as of the date set forth above.

THE COMPANY:

BLOOMIN' BRANDS, INC.

Attest:

By:	/s/ Kelly Lefferts	By:	/s/ Pablo Brizi

WITNESSES:		THE EXECUTIVE

/s/ Kelly Lefferts		/s/ Elizabeth A. Smith
Witness		Elizabeth A. Smith
Kelly Lefferts
Print Witness Name

/s/ Claire Whitehurst
Witness
Claire Whitehurst
Print Witness Name

EXHIBIT A

Member of the Board of Directors of:

•	Hilton Worldwide Holdings, Inc.

•	Federal Reserve Bank of Atlanta

•	U.S. Fund for UNICEF

•	H. Lee Moffitt Cancer Center & Research Institute

EXHIBIT B
[Form of Release]

Exhibit B

RELEASE OF CLAIMS

This Release of Claims is provided by me, Elizabeth A. Smith (or by my designated beneficiary, in the event of my death during my employment) pursuant to the Second Amended and Restated Employment Agreement between me and Bloomin' Brands, Inc., made and entered into as of April 1, 2019 (the “Employment Agreement”).

This Release of Claims is given in consideration of the severance benefits to be provided to me (or, in the event of my death during my employment, to my designated beneficiary) in connection with the termination of my employment under Section 5 of the Employment Agreement (collectively, the “Separation Payments”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. On my own behalf and that of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have or might have, through the date of my signing of this Release of Claims. This includes, without limitation, any and all causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which I have provided services to the Company or any other federal, state, local or foreign law, all as amended, any contracts of employment; any tort claims; or any agreements, plans or policies.

Notwithstanding the immediately preceding paragraph, nothing in this Release of Claims shall be construed to prohibit me from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency, or from communicating directly with the Securities and Exchange Commission regarding any possible securities law violation; provided, however, that, except as otherwise provided herein, this Release of Claims fully and finally resolves all monetary matters between me and the Company, and, except with respect to any matter involving the Securities and Exchange Commission, I waive any right to monetary damages, attorneys’ fees, costs and equitable remedies related to or arising from any such charge, or ensuing complaint or lawsuit, filed by me or on my behalf.

For purposes of this Release of Claims, the word “Company” always includes the subsidiaries and affiliates of the Company and all of its past, present and future officers, directors, trustees, shareholders, employees, employee benefit plans and any of the trustees or administrators thereof, agents, general and limited partners, members, managers, investors, joint venturers, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities.

Excluded from the scope of this Release of Claims is (i) any right I have to the Separation Payments payable after the effective date of this Release of Claims, (ii) any rights to benefits that were vested under the Company's employee benefit plans on the date on which my employment with the Company terminated, in accordance with the terms of such plans, (iii) any right of indemnification or contribution or advancement of expenses pursuant to the Articles of Incorporation or By-Laws or other applicable corporate governing documents of the Company, Delaware or other applicable law, or any indemnification agreement between the Company and me, (iv) any right under any applicable liability insurance policy with respect to my liability as a director or officer of the Company or any of its subsidiaries or affiliates, or (v) any right to enforce the terms of this Release of Claims or any other agreements, including any option or other equity agreement, between the Company and me that by their respective terms survive the termination of my employment.

In signing this Release of Claims, I give the Company assurance that I have returned to the Company any and all documents, materials and information related to the business, whether present or otherwise, of the Company and all keys and other property of the Company that were in my possession or control, all as required by and consistent with Section 7 of the Employment Agreement. I agree that I will not, for any purpose, attempt to access or use any computer or computer network or system of the Company, including without limitation their electronic mail systems. I further acknowledge that I have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which I have password-protected on its computer network or system.

In signing this Release of Claims, I agree that I have been paid in full all compensation due to me, whether for services rendered by me to the Company or otherwise, through the date on which my employment with the Company terminated and that, exclusive only of the Separation Payments, no further compensation of any kind shall be due to me by the Company, whether arising under the Employment Agreement or otherwise, in connection with my employment or the termination thereof. I also agree that except for any right I and my eligible dependents may have to continue participation in the Company's health and dental plans under the federal law commonly known as COBRA, my right to participate in any employee benefit plan of the Company will be determined in accordance with the terms of such plan. I acknowledge that some or all of the consideration paid to me hereunder is in addition to anything of value to which I am entitled otherwise under the Company’s normal policies and practices.

I acknowledge that my eligibility for the Separation Payments is not only contingent on my signing and returning this Release of Claims to the Company in a timely manner and not revoking it thereafter, but also is subject to my compliance with the Compliance Condition (as such term is defined in the Employment Agreement).

I further agree that from and after the date hereof I will not make any false, misleading or disparaging statements about the Company or any of its subsidiaries, affiliates, shareholders, officers, employees, directors or products or services. The Company agrees that it shall use its reasonable efforts to cause its shareholders, officers, employees and directors to not make any false, misleading or disparaging statements about me.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-onel days (or, if the Company so instructs me in writing, for up to forty-five days) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims. I understand that any material or non-material changes to this Release of Claims after it has been given to me will not restart or extend the 21-day (or 45-day) period. I further understand that I may revoke this Release of Claims within seven days after executing it by delivering written notice of such revocation to the Corporate Secretary of the Company, with a copy to Baker & Hostetler LLP, 127 Public Square, Suite 2000, Cleveland, Ohio 44114, Attention: John M. Gherlein and Janet A. Spreen, either by hand, by facsimile transmission, or by certified mail, return receipt requested, such that the written notice is received by said Corporate Secretary and by Baker & Hostetler LLP at or before the expiration of the 7-day period. I also acknowledge that I am advised by the Company to seek the advice of an attorney prior to signing this Release of Claims, that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing, and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims.

This Release of Claims shall be of no force or effect unless and until the expiration of the 7-day revocation period described above, without any revocation being delivered by me during said 7-day period.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:	Date signed:

Bloomin' Brands, Inc.

Name:
Title:

Date: